Exhibit 10.1
AIRCRAFT TIME SHARING AGREEMENT

[REDACTED]

THIS AIRCRAFT TIME SHARING AGREEMENT (the "Agreement") is made and entered into as of this the 24th day of February, 2015 by and between HESS CORPORATION, a company existing under the laws of the State of Delaware ("Operator"), and John B. Hess, an individual ("User"), who together are sometimes also referred to herein individually as a "Party" or collectively as the "Parties."

WITNESSETH:

WHEREAS, Operator has possession of a [Redacted] (the "Aircraft");

WHEREAS, Operator, desires to provide from time to time the Aircraft to User for User's use on a time sharing basis in accordance with 91.501 of the FAA's federal aviation regulations (the "FARs");

WHEREAS, Operator employs fully qualified flight crews to operate the Aircraft on such basis; and

WHEREAS, subject to the terms and conditions herein, User desires to use Operator's Aircraft with flight crew supplied by Operator on a time sharing basis.

NOW THEREFORE, in consideration of the mutual covenants herein set forth, the Parties agree as follows:

1.Provision of Program Aircraft. Operator agrees to provide the Program Aircraft to User on a time sharing basis in accordance with the provisions of Sections 91.501(b)(6), 91.501(c)(1) and 91.501(d) of the FARs for an initial period of one year commencing upon execution of this Agreement and automatically renewing thereafter for additional one year periods unless cancelled by either Party upon 90 days written notice; provided further, however, that Operator will provide the Aircraft to User solely at Operator's discretion, including, without limitation, Operator's determination of Aircraft availability, according to Paragraph 5 hereof.

2.Reimbursement of Expenses. For each flight conducted under this Agreement, User shall pay Operator an amount not to exceed the sum of the expenses of operating such flight to the extent permitted by FAR 91.501(d), i.e., an amount not to exceed the sum of the expenses set forth in subparagraphs (a)-(j) below for each such flight:

(a)Fuel, oil, lubricants, and other additives;
(b)Travel expenses of the crew, including food, lodging, and ground transportation;
(c)Hangar and tie-down costs away from the Program Aircraft's base of operation;
(d)Insurance obtained for the specific flight;
(e)Landing fees, airport taxes, and similar assessments;
(f)Customs, foreign permit, and similar fees directly related to the flight;
(g)In-flight food and beverages;
(h)Passenger ground transportation;

(i)Flight planning and weather contract services; and
(j)An additional charge equal to one hundred percent (100%) of the expenses listed in subparagraph (a) above.

3.Invoicing and Payment. All payments to be made to Operator by User hereunder shall be limited to the categories of costs in Items (a) through (i) of Paragraph 2. At no time shall the Operator charge the User for a flight conducted under this Agreement an amount that exceeds the sum of the expenses set forth in subparagraphs (a)-(j) of Paragraph 2 above. Operator will pay all expenses related to the operations of the Aircraft hereunder in the ordinary course of business. As to each flight or series of flights operated hereunder, Operator shall provide to User an invoice for each flight User has taken under this Agreement (which invoice shall include domestic or international air transportation excise taxes, as applicable, imposed on User by the Internal Revenue Code for collection by Operator) (the "Time Sharing Invoice"). Operator shall issue the Time Sharing Invoice within sixty (60) days after the end of each calendar quarter. User shall pay Operator the full amount of such Time Sharing Invoice within thirty (30) days of the date of that invoice. To the extent Operator does not receive all invoices for a particular flight prior to issuance of the Time Sharing Invoice, following receipt of such late invoice(s) Operator shall issue supplemental invoice(s) for such charges to User and User shall pay such supplemental invoice(s) within thirty (30) days of the date thereof. The provisions of this Section 3 shall survive termination of this Agreement.

4.Flight Requests. User will provide Operator with flight requests and proposed flight schedules as far in advance as possible, and in any case at least twenty-four (24) hours in advance of User's desired departure and Operator shall in tum coordinate said flight requests. Flight requests shall be in a form, whether oral or written, mutually convenient to and agreed upon by the Parties. in addition to proposed schedules and departure times, User shall provide at least the following information for each proposed flight reasonably in advance of the desired departure time as required by Operator or its flight crew:

(a)departure point;
(b)destination;
(c)date and time of flight;
(d)number and identity of anticipated passengers;
(e)nature and extent of luggage and/or cargo to be carried;
(f)date and time of return flight, if any; and
(g)any other information concerning the proposed flight that may be pertinent to or required by Operator or its flight crew.

5.Aircraft Scheduling. As between Operator and User, Operator shall have final authority and discretion over all scheduling of the Aircraft, and Operator shall, at no time, be under any obligation to provide the Aircraft to User for a particular flight or series of flights.

6.Aircraft Maintenance. As between Operator and User, Operator shall be solely responsible for securing scheduled and unscheduled maintenance, preventive maintenance and required or otherwise necessary inspections of the Aircraft, and shall take such requirements into account in scheduling the Aircraft. Performance of maintenance, preventive maintenance or inspection shall not be delayed or postponed for the purpose of scheduling the Aircraft unless, in the sole discretion of Operator and the pilot-in-command, such maintenance or inspection can safely be conducted at a later time in compliance with applicable laws, regulations and requirements.

7.Flight Crew. Operator shall employ, pay for and provide a qualified flight crew for all flight operations under this Agreement.

8.Operational Authority and Control. Operator shall be responsible for the physical and technical operation of the Aircraft and the safe performance of all flights, and shall retain full authority and control, including exclusive operational control, and possession of the Aircraft at all times in which the Aircraft is being operated on behalf of User according to the Agreement. In accordance with applicable FARs, the qualified flight crew provided by Operator will exercise all required and/or appropriate duties and responsibilities in regard to the safety of each flight conducted hereunder. The pilot-in-command shall have absolute discretion in all matters concerning the preparation of the Aircraft for flight and the flight itself, the load carried and its distribution, the decision whether or not a flight shall be undertaken, the route to be flown, the place where landings shall be made, and all other matters relating to operation of the Aircraft. User specifically agrees that the flight crew shall have final and complete authority to delay or cancel any flight for any reason or condition which in the sole judgment of the pilot in-command could compromise the safety of the flight, and to take any other action which in the sole judgment of the pilot-in-command is necessitated by considerations of safety. No such action of the pilot-in-command shall create or support any liability to User or any other person for loss, injury, damage or delay. The parties further agree that Operator shall not be liable for delay or failure to furnish the Aircraft and crew pursuant to this Agreement for any reason or no reason including, without limitation, circumstances when such failure is caused by government regulation or authority, mechanical difficulty or breakdown, war, civil commotion, strikes or labor disputes, weather conditions, acts of God, or other circumstances within or beyond Operator's reasonable control.

9.Insurance and Limitation of Liability.

9.1    Basic Insurance. Operator will maintain or cause to be maintained in full force and effect throughout the term of this Agreement aircraft liability insurance with respect to the Program Aircraft, naming User as a named insured, in an amount at least equal to $300,000,000 combined single limit for bodily injury to or death of persons (including passengers) and property damage liability.

9.2    Additional Insurance. Operator shall use reasonable efforts to procure such additional insurance coverage as User may reasonably request naming User as a named insured; provided that the additional premium for such insurance is invoiced on a flight-by-flight basis and paid for by User.

9.3    Limitation of Liability. User agrees that the insurance specified in Section 9 shall provide the sole recourse for all claims, losses, liabilities, obligations, demands, suits, judgments or causes of action, penalties, fines, costs and expenses of any nature whatsoever, including attorneys' fees and expenses for or on account of or arising out of, or in any way connected with the use of the Aircraft by User and/or his guests, including property damage, bodily injury to or death of any persons, including User and/or his guests which may result from or arise out of the use or operation of the Aircraft during the term of this Agreement. This Section 9.3 shall survive termination of this Agreement.

10.Tax Indemnity. User agrees to pay when due and assume liability for and indemnify and hold harmless Operator concerning all claims of any kind whatsoever asserted by any person in the nature of taxes which are incurred by User through its use of the Aircraft under this Agreement.

11.Warranties. User warrants that:

11.1    No Commercial Use. User will use the Aircraft under this Agreement for, and only for, its own account, including the carriage of its guests, and will not use the Aircraft for purposes of providing transportation of passengers or cargo in air commerce for compensation or hire as a commercial operator or air carrier.

11.2    No Liens. User will not permit any lien, security interest or other charge or encumbrance to attach against the Aircraft as a result of its action or inaction, and shall not convey, mortgage, assign, lease or in any way alienate the Aircraft or Operator's rights hereunder; and

11.3.     Laws. During the term of this Agreement, User will abide by and conform to all laws, orders, rules, and regulations as shall from time to time be in effect relating in any way to the operation or use of the Aircraft under a time sharing arrangement.

12.Notices and Communications. All notices and other communications under this Agreement shall be in writing (except as permitted in Paragraph 4) and shall be given (and shall be deemed to have been duly given upon receipt or refusal to accept receipt) by personal delivery, by telefax (with a simultaneous confirmation copy sent by first class mail properly addressed and postage prepaid), or by a reputable overnight courier service, addressed as follows:

If to Operator:

HESS CORPORATION
1185 Avenue of the Americas New York, New York 10036
Attn: Deputy General Counsel Telephone: [Redacted]
Facsimile: [Redacted]

If to User:

John B. Hess
Hess Corporation
1185 Avenue of the Americas New York, New York 10128
Telephone: [Redacted]
Facsimile: [Redacted]

or to such other person or address as either Party may from time to time designate in writing to the other Party.

13.Further Acts. Operator and User shall from time to time perform such other and further acts and execute such other and further instruments as may be required by law or may be reasonably necessary (i) to carry out the intent and purpose of this Agreement, and (ii) to establish, maintain and protect the respective rights and remedies of the Parties.

14.Successors and Assigns. Neither this Agreement nor any Party's interest herein shall be assignable to any other party. This Agreement shall inure to the benefit of and be binding, in the case of Operator, to its successors and permitted assigns, and in the case of User, to his executives, heirs, and assigns.

15.Termination. The Operator may terminate this Agreement for any reason, or no reason, upon written notice to User, such termination to become effective immediately. Notwithstanding such termination, User (his executors, heirs or assigns, as applicable) shall remain responsible for all amounts required to be paid by User hereunder.

16.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York.

17.Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected or impaired.

18.Amendment or Modification. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and is not intended to confer upon any person or entity any rights or remedies hereunder which are not expressly granted herein. This Agreement may be amended or modified only in writing duly executed by the Parties hereto.

19.TRUTH IN LEASING STATEMENT PURSUANT TO SECTION 91.23 OF THE FEDERAL AVIATION REGULATIONS:

(a)OPERATOR CERTIFIES THAT THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED WITHIN THE 12-MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT IN ACCORDANCE WITH THE PROVISIONS OF PART 91 OF THE FEDERAL AVIATION REGULATIONS, OR SUCH SHORTER PERIOD AS OPERATOR SHALL HAVE HAD POSSESSION OF THE AIRCRAFT, AND THAT ALL APPLICABLE REQUIREMENTS FOR THE AIRCRAFT'S MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET AND ARE VALID FOR THE OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.

(b)OPERATOR AGREES, CERTIFIES AND ACKNOWLEDGES THAT WHENEVER THE AIRCRAFT IS OPERATED UNDER THIS AGREEMENT, OPERATOR SHALL BE KNOWN AS, CONSIDERED, AND SHALL IN FACT BE THE OPERATOR OF THE AIRCRAFT, AND THAT OPERATOR UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH THE APPLICABLE FEDERAL AVIATION REGULATIONS.

Hess Corporation
1185 Avenue of the Americas, New York, New York 10128
By: /s/ John P. Rielly
Name:
Title:

(c)    THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS AND PERTINENT FEDERAL AVIATION REGULATIONS BEARING ON OPERATIONAL CONTROL CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE. OPERATOR FURTHER CERTIFIES THAT IT WILL SEND, OR CAUSE TO BE SENT, A TRUE COPY OF THIS AGREEMENT TO: FEDERAL AVIATION ADMINISTRATION, AIRCRAFT REGISTRATION BRANCH, ATTN. TECHNICAL SECTION (AVN-450), P.O. BOX 25724, OKLAHOMA CITY, OKLAHOMA 73125, WITHIN 24 HOURS AFTER ITS EXECUTION, AS REQUIRED BY SECTION 91.23(c)(l) OF THE FEDERAL AVIATION REGULATIONS.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written. The persons signing below warrant their authority to sign.

HESS CORPORATION		JOHN B. HESS
By:	/s/ John P. Rielly	By:	/s/ John B. Hess
Name:	John P. Rielly	Name:	John B. Hess